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Exhibit 10.2

April 27, 2005

Tom Hale

Dear Tom:

        On behalf of Adobe Systems Incorporated, I am pleased to offer you the position of Senior Vice President, reporting to me.

        The base compensation for this full-time Exempt position will be $25,000 per month ($300,000 annually). You will also be granted an option to purchase 90,000 shares of Adobe Common Stock under the Adobe 2003 Equity Incentive Plan. The option shares will vest according to Adobe's regular vesting schedule. Stock option grants are made effective as of the first business day of the calendar month following the date of hire. You will remain eligible to receive additional option grants or other equity awards during your employment with Adobe.

        In addition, all of our employees are eligible to participate in a corporate profit sharing plan, which pays up to 10% of your base salary. You are eligible to receive the quarterly profit sharing bonus payments if you are employed at Adobe for the full eligibility period and the Company achieves its required targets during that fiscal quarter, except that for the quarter during which the Closing occurs, you are eligible to participate in this plan on a pro-rated basis so long as you remain employed by Adobe for the remainder of the eligibility period. The quarterly eligibility periods for the profit sharing plan are defined as:

Q1:
the first Monday on or after December 1 through the last business day in February

Q2:
the first Monday on or after March 1 through the last business day in May

Q3;
the first Monday on or after June 1 through the last business day in August

Q4:
the first Monday on or after September 1 through the last business day in November.

        If the first Monday in the eligibility period is a U.S. holiday, the next Tuesday is the start of the eligibility period. Specific dates for the current year can be found on Inside Adobe.

        You will also qualify for an individual Annual Incentive Plan (AIP) bonus of up to 50% of your annual base salary per year. You are eligible to receive the AIP bonus payments if the Company achieves its required targets during that fiscal year, you achieve your AIP objectives and you are employed at Adobe for the full eligibility period. Additionally, if the Closing (as defined below) is on or after December 1, 2005, you will be eligible to participate in our fiscal year 2006 AIP so long as you remain employed by Adobe for the remainder of the eligibility period. The AIP eligibility period includes all four of the above quarterly periods.

        You will become party to Adobe's Severance Plan in the Event of a Change Of Control pursuant to which you will be entitled to certain benefits upon your termination of employment in accordance in terms with such plan.

        This offer is contingent upon obtaining any necessary work authorization. Adobe will apply for an appropriate visa on your behalf, if necessary. This offer is also contingent upon your providing us with the information requested in attachment A within seven days of receipt of this offer to allow us to determine if you require an export license. If so, this offer is contingent upon the receipt of any export license or any other approval that may be required under the United States export control laws and regulations, In addition, this offer is contingent upon successful completion of a background check, If you accept this offer, we will provide you with an application and consent form for the background check.

        This offer of employment is also contingent upon the closing (the "Closing") of the merger described in the proposed Agreement and Plan of Merger to be entered into by and among Adobe, Macromedia Acquisition Sub, Inc., and Macromedia, Inc., a Delaware corporation ("Avner"). As part of the transactions contemplated by the Agreement and Plan of Merger, you must sign this offer letter agreement and a Non-Competition Agreement. If the merger does not close, this offer letter will have no force or effect, Subject to the conditions identified in this offer letter agreement, your employment by Adobe will begin on the first business day after the Closing.

        Enclosed you will find an Employee Inventions and Proprietary Rights Assignment Agreement. You will be required to sign the Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. Upon your date of hire, you will be eligible for our benefits package, which includes a choice of medical and dental plans, vision care, life insurance and disability coverage as well as health care, and dependent care reimbursement accounts. You may also participate in Adobe's 401(k) Retirement Savings plan and the Employee Stock Purchase Plan, Adobe may change, add to, or delete benefits from time to time in its discretion.

        In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide verification of your identity and legal right to work in the United States. Nearer to the Closing, we will be in touch regarding these and additional logistical details regarding your hiring, including collecting your remaining completed and signed documents.

        This letter, along with any agreements relating to proprietary rights between you and Adobe, and agreements evidencing all options to purchase Adobe common stock, sets forth the terms of your employment with Adobe and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Adobe and by you.

        Tom, we feel you will be an important contributor to Adobe's success and we look forward to having you join our company. Upon acceptance of our offer, please sign and return this letter and the Non-Competition Agreement to me or Theresa Townsley, Senior VP, Human Resources. If you have any questions regarding the details of this offer, please contact me. This offer will be valid until April 28, 2005. Please keep the contents of this offer confidential.

Sincerely,

/s/ Shantanu Narayen

Shantanu Narayen
President and COO

        I accept this offer and I understand that I am required to sign and return the enclosed Employee Inventions and Proprietary Rights Assignment Agreement and the Attachment A before starting employment with Adobe Systems.

/s/ Tom Hale Signature

April 27, 2005 Accept Date

Start Date

Enclosures

cc: Human Resources

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  Exhibit 10.2